Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statements No. 333-261086 and No. 333-235355 on Form S-8, and No. 333-259212 and No. 333-259039 on Form S-3, of Riot Blockchain, Inc. of our report dated March 24, 2021, on the combined financial statements of Ferrie Franzmann Industries, which is included in this Current Report on Form 8-K.

/s/ Crowe LLP

Crowe LLP

Denver, Colorado

February 15, 2022